Exhibit 99.1


Press Release                              FOR IMMEDIATE RELEASE
                                           Contact:    Dennis D. Cirucci, CEO
                                                       Peter J. Meier, CFO
                                           Telephone:  610-353-2900



         ALLIANCE BANK ANNOUNCES RESULTS OF SUBSCRIPTION OFFERING,
                    EXTENSION OF COMMUNITY OFFERING AND
               COMMENCEMENT OF SYNDICATED COMMUNITY OFFERING


     Broomall, Pennsylvania - (December 20, 2006) Alliance Bank (the "Bank") (Nasdaq/Capital Market: ALLB) today announced that the subscription offering of shares of common stock of its proposed mid-tier holding company, Alliance Bancorp, Inc. of Pennsylvania (the "Company"), concluded on December 18, 2006. The Company received 488 orders in the subscription and community offering for approximately 830,000 shares, or $8.3 million based on the $10.00 per share offering price. All orders will be maintained at the Bank with interest until completion of the offering.

     The Company also announced that it has extended the community offering and concurrently commenced a syndicated community offering to complete the sale of shares. The Company currently expects to complete the offering in January 2007. The syndicated community offering will be conducted through a syndicate of broker-dealers that will be managed by Sandler O'Neill & Partners, L.P. Neither Sandler O'Neill & Partners, L.P. nor any other member of the syndicate group will be required to purchase any shares in the offering. The terms and conditions of the syndicated community offering are more fully set forth in the Company's prospectus dated November 13, 2006 and the prospectus supplement dated December 20, 2006. To facilitate the sale of additional shares, the Company has increased the maximum purchase limitations in the offering for both individuals and associates or groups acting in concert to $850,000, notwithstanding current ownership of any shares of Alliance Bank common stock. The Company must sell a minimum of 1,807,339 to complete the offering.

     Subscribers who have previously submitted an order in the subscription or community offering for the maximum number of shares of common stock are being given the opportunity to increase their orders to the new maximum limitation. Any increased orders will be due by 4:00 p.m., Eastern time, on January 5, 2007.

     The Bank also announced today that at a special meeting held on December 15, 2006, its stockholders approved the Bank's Agreement and Plan of Reorganization, whereby the Bank will reorganize into the mid-tier stock holding company form by creating Alliance Bancorp, Inc. of Pennsylvania, a new federally-chartered mid-tier holding company, which will hold all of the issued and outstanding shares of the Bank upon completion of the reorganization. The completion of the reorganization and the offering is subject to regulatory approval, including the approval by the Office of Thrift Supervision of an updated appraisal.



     The Bank is a Pennsylvania-chartered stock savings bank headquartered in Broomall, Pennsylvania and conducts business through nine full service offices in Delaware and Chester Counties, Pennsylvania.

     This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words "believe," "expect," "anticipate," "intend," "plan," "estimate" or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could" or "may."

     Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the Bank's control - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Bank's reports filed from time-to-time with the Federal Deposit Insurance Corporation, including the Bank's Form 10-KSB for the year ended December 31, 2005 and the Company's Prospectus, dated November 13, 2006, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Forward-looking statements speak only as of the date they are made. The Bank does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

     This release is neither an offer to sell nor a solicitation of an offer to buy common stock, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws or laws of any such state or jurisdiction. The offer will be made only by the prospectus and the prospectus supplement. The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the federal deposit insurance corporation or any other government agency.

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